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[E-MEDX LOGO]                                                  [XCARE.NET LOGO]


                         PRODUCT COLLABORATION AGREEMENT


THIS PRODUCT COLLABORATION AGREEMENT ("Agreement") is made and entered into as of this 19th day of January 2000 by and between e-MEDx, Inc., a Delaware corporation ("XCare.net") and, XCare.net, Inc., a Delaware corporation ("XCare.net").

RECITALS:

          o e-MEDx develops, owns and/or markets software products and services accessible through the Internet including but not limited those products described in Attachment A, attached hereto (collectively and as further defined below, the "e-MEDx Product"); and

          o XCare.net develops, owns and/or markets software products and services accessible through the Internet including but not those products described in Attachment B, attached hereto (as further defined below, the "XCare.net Product"'); and

          o e-MEDx and XCare.net desire to enter into this Agreement in order to integrate the e-MEDx Product and XCare.net Product as Combined Product for the use of e-MEDx customers, subscribers and users of the e-MEDx Product as well as for the use of XCare.net customers, subscribers and users of the XCare.net Product.

          o The Parties wish to enter into a long-term agreement to allow e-MEDx's and XCare.net's customers access to each others products as a stand-alone application and/or as an interface to other application products.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Recitals; Schedules, Exhibits and Attachments. The foregoing recitals are true and correct and together with the schedules, exhibits and attachments referred to hereinafter are incorporated herein by this reference.

          2. Definitions. The following terms when used in this Agreement shall have the meanings indicated below:

                  (a) Application Program means the application software programs developed to integrate the XCare.net Product with the e-MEDx Product to derive the Combined Product as a bundled package.

                  (b) Combined Product means the products resulting when the e-MEDx Product and the XCare.net Product are integrated. The Application Program, if any, developed for each Combined Product is a component of such Combined Product.

                  (c) End User means that person or entity that uses the Combined Product as a part of the e-MEDx Product or the XCare.net Product

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                  (d)      End User License Agreement means the standard
                           agreement accompanying each copy of a product which specifies the terms and conditions of the license to use the product granted to the End User.

                  (e) XCare.net Product means the standard proprietary XCare.net software listed in Attachment B, which includes: (i) the object code form of the computer programs, including but not limited to install code and library structures to allow e-MEDx to build an integrated install package for installation of the Combined Product, in appropriate media; (ii) User Documentation (soft copy in Microsoft Word document format); and (iii) any necessary hardware.

                  (f) e-MEDx Product means the standard proprietary e-MEDx software listed Attachment A, which includes: (i) the object code form of the computer programs, including but not limited to install code and library structures to allow XCare.net to build an integrated install package for installation of the Combined Product, in appropriate media; (ii) User Documentation (soft copy in Microsoft Word document format); and (iii) any necessary hardware.

                  (g) User Documentation means the textual written materials relating to the installation and use of the XCare.net Product or the e-MEDx Product which either XCare.net or e-MEDx, as the case may be, normally distributes to End Users of its respective products, and which are made available by such party by distribution hereunder.

          3.   XCare.net Licenses

               XCare.net hereby grants to e-MEDx a nonexclusive license to use the XCare.net Product as necessary to develop the Combined Product. XCare.net grants to e-MEDx a non-exclusive license, for use of the XCare.net Product as a component of the e-MEDx Product by End Users in accordance with the terms and conditions of this Agreement. XCare.net hereby further grants to e-MEDx the nonexclusive right to use and modify the User Documentation to XCare.net Product as necessary to create integrated User Documentation for the Combined Product for distribution to Combined Product End Users. All other rights are hereby reserved to XCare.net. XCare.net specifically reserves the right to market XCare.net Product to or through any other person or entity in the sole discretion of XCare.net. The E-MEDX agrees not to market the Combined Product to any other software reseller or Healthcare Internet Portal without the express written consent of XCARE.NET.

                  (i) Trademark Licenses. During the term of this Agreement, e-MEDx is authorized by XCare.net to advertise XCare.net Product as they relate to the Combined Product in advertising media of e-MEDx's choice. XCare.net hereby grants to e-MEDx a nonexclusive license to use the XCare.net trademarks (collectively, the "XCare.net Trademarks") for the purposes and in the context of identifying the origin of XCare.net Product as part of, and in connection with the marketing of, the Combined Product. e-MEDx agrees to include in each advertisement, brochure, or other such use of the XCare.net Trademarks that are federally registered the registered trademark symbol(R) and the following statement:

                           "`[MARK XCare.net]' is a registered trademark of XCare.net"

                           and for the XCare.net Trademarks that are not federally registered, the trademark symbol "TM" and the following statement:

                           "`[MARK XCare.net]' is a trademark of XCare.net"



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                          e-MEDx shall not market the Combined Product in any
                          way that implies that XCare.net Product are the proprietary product of e-MEDx or of any party other than XCare.net.

          4.   e-MEDx Licenses

               e-MEDx hereby grants to XCare.net a nonexclusive license to use the e-MEDx Product as necessary to develop the Combined Product. e-MEDx grants to XCare.net a non-exclusive license, for use of the e-MEDx Product as a component of the XCare.net Product by End Users in accordance with the terms and conditions of this Agreement. e-MEDx hereby further grants to XCare.net the nonexclusive right to use and modify the User Documentation to eMEDx Product as necessary to create integrated User Documentation for the Combined Product for distribution to Combined Product End Users. All other rights are hereby reserved to e-MEDx. e-MEDx specifically reserves the right to market e-MEDx Product to or through any other person or entity in the sole discretion of e-MEDx. XCARE.NET agrees not to market the Combined Product to any other SOFTWARE RESELLER or Healthcare Internet Portal without the express written consent of e-MEDx.

                  (i) Trademark Licenses. During the term of this Agreement, XCare.net is authorized by e-MEDx to advertise e-MEDx Product as they relate to the Combined Product in advertising media of XCARE.NET's choice. e-MEDx hereby grants to XCare.net a nonexclusive license to use the e-MEDx trademarks (collectively, the "e-MEDx Trademarks") for the purposes and in the context of identifying the origin of eMEDx Product as part of, and in connection with the marketing of, the Combined Product. XCARE.NET agrees to include in each advertisement, brochure, or other such use of the e-MEDx Trademarks that are federally registered the registered trademark symbol (R) and the following statement:

                           "'[MARK e-MEDx]' is a registered trademark of e-MEDx"

                           and for the e-MEDx Trademarks that are not federally registered, the trademark symbol "TM" and the following statement:

                           "'[MARK e-MEDx]' is a trademark of e-MEDx"

                           XCare.net shall not market the Combined Product in any way that implies that e-MEDx Product are the proprietary product of XCare.net or of any party other than e-MEDx.

          5.   Collaborative Obligations.

                  (a)  Mutual Obligations.

                           (i) Development of Combined Product and Combined Product User Documentation. The parties shall collaborate in developing Combined Product in accordance with the functional and design specifications and implementation schedule agreed to for the Combined Product development project, said specifications and schedule to become a Project Attachment to this Agreement as set forth in Attachment E. The parties shall also collaborate in the development of User Documentation for the Combined Product.

                           (ii) Notification and Record Requirements. Each party shall notify the other party in writing of any claim or proceeding involving the Combined Product no later than ten days after such party learns of such claim or




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                                    proceeding. Each party shall also report
                                    promptly to the other party all claimed or suspected defects in the Combined Product.

                           (iii) Compliance with Law. Each party agrees to comply, and to cause its respective Distributors to comply, with all applicable federal, state and local laws and regulations in performing its duties hereunder.

          6. Financial Arrangement. The pricing and other financial arrangements for the marketing and sale of the Combined Product and e-MEDx Product, in the case of XCare.net, and the marketing and sale of the Combined Product and XCare.net Product, in the case of e-MEDx, are set for the Attachment F, attached hereto.

          7. Representations and Warranties. Each party hereby represents and warrants to the other party hereto:

                  (a) that the use or distribution of its products either by themselves or as part of the Combined Product, or the exercise of the licenses granted hereunder, does not and will not violate the intellectual property rights of any third party under applicable copyright, trademark, trade secret or patent laws, and that it has not received a claim or demand related to the infringement, breach or misappropriation of any such rights;

                  (b) that it is the owner or authorized distributor of its products, that its owned products are original works of authorship created by it, and that it has full power and right to license its products and perform all other terms applicable to it of this Agreement without having to obtain the consent of any third party which has not been obtained prior to granting such license;

                  (c) that it will honor the terms and conditions of the End User License Agreement including use of its products as part of the Combined Product, and will not make any warranties to End Users other than those contained in the End User License Agreement without obtaining the consent of the other party hereto;

                  (d) that the media on which it delivers its products will remain free from defects in materials and workmanship for a period of ninety days from the receipt by the End User;

                  (e) that its products substantially conform to the User Documentation and specifications for same; and

                  (f) that its products and any updates or other software provided by it to the other party in development of the Combined Product conform to the following Year 2000 definition:

                           The applications, systems, software and hardware, including related supporting data and files, will function correctly when dealing with dates/times, and date/time related data in the following manner: (i) said items will accurately process date/time data (including calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, and the years 1999 and 2000 and leap year calculations; (ii) when used in combination with information technology products from other vendors, said items will accurately process time/date data with the other vendor's information technology products; and (iii) said items will neither contain nor create any logical or mathematical inconsistency, will not malfunction, and will not cease to function when processing date/time data.

                           Each party shall promptly repair its products or any other software it provides to the other party for use in development of the Combined Product if non-conformance to



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                           this Year 2000 compliance definition is discovered
                           during use or testing, regardless of which party discovers such non-conformance.

          8.   Limitation of Warranties and Liability.

                  (a) Limitations of Warranties. EXCEPT FOR THE LIMITED WARRANTIES STATED ABOVE, EACH PARTY ACCEPTS THE OTHER PARTY'S PRODUCTS PROVIDED UNDER THIS AGREEMENT "AS IS," WITH ALL FAULTS AND WITHOUT OTHER WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  (b) Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED IN SECTION 8 OF THIS AGREEMENT, EACH PARTY'S LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR A CLAIM OF ANY KIND ARISING AS A RESULT OF, OR RELATED TO THE COMBINED PRODUCTS OR EITHER PARTY'S PRODUCTS OR USER DOCUMENTATION PROVIDED PURSUANT TO THIS AGREEMENT, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), UNDER ANY WARRANTY, OR OTHERWISE, SHALL BE LIMITED TO MONETARY DAMAGES AND THE AGGREGATE AMOUNT THEREOF FOR ALL CLAIMS RELATING TO ANY PARTICULAR PRODUCT SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE CUMULATIVE PAYMENTS RECEIVED BY SUCH PARTY UNDER SECTION 5 OF THIS AGREEMENT FOR THE PRODUCTS THAT GIVE RISE TO THE CLAIM. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR WARRANTIES GRANTED BY EITHER PARTY OR ANY THIRD PARTY IN EXCESS OF THOSE CONTAINED IN THE OTHER PARTY'S STANDARD END USER LICENSE AGREEMENT. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THE TRANSACTIONS UNDER THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN ONE (1) YEAR AFTER THE EVENTS WHICH GAVE RISE TO THE CAUSE OF ACTION OCCURRED.

          9. Indemnification. Each party shall indemnify and hold harmless the other party from all claims, losses, damages, costs and expenses (including reasonable attorney's fees) that may arise from:

                  (a) breaches of its covenants, representations and warranties contained herein, or misrepresentations made by it or its Distributors (Erin and David, we need a definition for Distributor or we need to delete this term as it is currently orphaned in this agreement);

                  (b) any warranties granted by it or its Distributors in excess of those contained in the other party's standard End User License Agreement;

                  (c) inadequate installation, maintenance or support by it or its Distributors;

                  (d) the marketing of the other party's products by it or its Distributors; or

                  (e) any other act or omission by it or its Distributors not in compliance with this Agreement provided that the party seeking indemnification promptly gives written notice of any claim to the other party; provides any assistance reasonably requested by the indemnifying party for the defense of the claim, and the indemnifying party has complete control of the defense of such claim.



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          10.  Confidentiality and Proprietary Rights.

                  (a) Confidentiality. Each party acknowledges that it has or may, during the course of this Agreement received information relating to the other party's assets, operations, clients, and past, present, and future businesses, including but not limited to developments, technical data, specifications, designs, ideas, product plans, research and development, personal information, financial information, customer lists, business methods and operations, and marketing programs, all of which are proprietary exclusively with such other party and involve trade secrets, know-how, techniques, and combinations of known information of a character regarded by such party as confidential (collectively, "Confidential Information"). Each party acknowledges that all the other party's Confidential Information is material and confidential and greatly affects the goodwill and the effective and successful conduct of such other party and its businesses and operations, and that maintaining confidentiality of the Confidential Information is reasonably necessary to protect the legitimate business interests of such other party. Accordingly, each party hereby agrees to receive all such Confidential Information in strict confidence and that neither it nor any of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors) shall, at any time, directly or indirectly, divulge, reveal or communicate to any third party the existence or the terms of this Agreement or any Confidential Information to any person, firm, corporation or entity whatsoever, or use, pursue or exploit any Confidential Information for its own benefit or for the benefit of others. Each party agrees that, upon demand of the other party, it and its officers, directors, representatives, employees or agents (including any consultants or advisors) shall immediately return to such other party all tangible material pertaining to Confidential Information in its possession or control. Each party shall disclose and enforce in writing the confidentiality provisions of this Agreement with all its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors).

                  (b) Proprietary Rights. Title to the XCare.net Product and all other products, trade secrets and other proprietary information developed independently by XCare.net, including without limitation all copyrights thereto, shall remain with XCare.net at all times. Title to the e-MEDx Product and all other products, trade secrets and other proprietary information developed independently by e-MEDx, including without limitation all copyrights thereto, shall remain with e-MEDx at all times. All software, documentation or other products developed jointly by and between XCare.net and e-MEDx, including derivative works created jointly based on either the XCare.net Product or the e-MEDx Product in the development of the Combined Product shall be jointly owned by XCare.net and e-MEDx and the parties shall cooperate in and bear equally the expenses associated with securing appropriate joint copyright registrations and other forms of intellectual property protection through engagement of mutually acceptable counsel. Additionally, the parties agree to cooperate and share equally the expenses of conducting appropriate "right to use" or infringement investigations prior to marketing the Combined Product, and in the event of any claim based on the Combined Product infringing a third party's intellectual property rights based on the combination of the XCare.net Product and the e-MEDx Product rather than the XCare.net Product or the e-MEDx Product not in combination, the parties shall cooperate and share the expenses and any liability imposed proportionately based on royalties received by each party on sales of the Combined Product.

                           Each party agrees that all tangible objects containing or relating to the other party's products and all copies thereof are the sole and exclusive property of such other party and upon termination of this Agreement for any reason, each party will forthwith return to the other party all of such other party's products and User Documentation,



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                           magnetic media, instructions and all other related
                           materials in such party's possession furnished to it hereunder and shall not retain any copies for its use or for any purpose except as otherwise specifically permitted by this Agreement, such as retention of a minimal number of copies as reasonably necessary to fulfill maintenance and support contractual obligations with End Users. Neither party shall copy any of the other party's products at any time for any reason except as specifically permitted by this Agreement. Neither party shall remove, cover, alter or obfuscate any copyright notices or other proprietary notices placed or embedded by the other party on or in any of such other party's products. Each party agrees not to decompile, disassemble, or otherwise reverse engineer the software of the other party's products. Each party agrees to take all reasonable measures to protect the other party's ownership rights and interest in all copyrights, trade secrets, trademarks, service marks and other property. Each party will promptly during the term of this Agreement and thereafter, notify the other party of any actual or suspected unauthorized use or disclosure of such other party's products, User Documentation, copyrights, trademarks, service marks or trade secrets of which it has knowledge and will cooperate fully in the investigation of such unauthorized use or disclosure.

                  (c) Source Code Escrows. Both parties shall deposit the source code and associated design documentation of all components of such software for their respective Product that is incorporated in the Combined Product as it may be modified from time to time, and, in the event that either party develops new software in order to create the Combined Product, such party agrees to deposit the source code and associated design documentation of all components of such software with a mutually acceptable escrow agent (such source code and documentation hereinafter referred to as the "Deposited Material"). The parties shall enter into an escrow agreement which shall contain instructions to release the Deposited Materials, 1) pursuant to the terms of the Option Agreement, and; 2) otherwise to the party that did not develop them in the event that such party notifies the escrow agent that (i) the developing party has materially breached and fails or refuses to perform under this Agreement; or (ii) any bankruptcy, reorganization, debt arrangement, or proceeding under any bankruptcy or insolvency laws or any dissolution or liquidation proceeding commenced by or against the developing party and as to such case or proceeding not commenced by the developing party, not dismissed within sixty (60) days.

                  (d) Remedies. In the event of a breach of any of the provisions of this Section, the non-breaching party will not have an adequate remedy in money or damages, and accordingly shall, in addition to any other available legal or equitable remedies, be entitled to an injunction against such breach without any requirements to post bond as a condition of such relief.

          11.  Term and Termination

                  (a) Term. This Agreement shall be effective on the date set forth above and shall be a three (3) year Agreement unless terminated pursuant to the terms contained below.

                  (b) Termination. EITHER PARTY MAY TERMINATE THIS AGREEMENT WITHOUT CAUSE WITH NINETY (90) DAYS WRITTEN NOTIFICATION. ADDITIONALLY, this Agreement may be terminated in the event of a material breach. The non-breaching party must provide NINETY (90) DAYS written NOTIFICATION specifying such material breach, if the breaching party fails to cure the breach within a thirty (30) day period.

                  (c) Automatic Termination. Either party may terminate this Agreement, effective immediately upon written notice, if: (i) all or a substantial portion of the assets of the other party are transferred to an assignee for the benefit of creditors, to a receiver or



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                           to a trustee in bankruptcy; (ii) a proceeding is
                           commenced by or against the other party for relief under bankruptcy or similar laws and such proceeding is not dismissed within sixty (60) days; or (iii) the other party is adjudged bankrupt or insolvent. Upon such a termination by either party, the party terminating this Agreement shall be entitled to obtain the release and receive any escrowed source code, object code and documentation for the software included in the Combined Product.

                  (d) Effect of Termination. All licenses and other rights granted by each party to the other party hereunder shall become null and void upon the termination of this Agreement, except: (i) for the End User licenses for XCare.net or e-MEDx Product previously distributed by e-MEDx or XCare.net or their Distributors, and (ii) for a limited license to e-MEDx or XCare.net to use XCare.net or e-MEDx Product, respectively, for the sole purpose of fulfilling any contractual obligations for maintenance and support services to End Users.

                  (e) Post-Termination Phase-Out. Each party's right to use the others product as part of the Combined Product as of the effective date of the termination, shall cease one hundred twenty (120) days after the effective date of termination.

          12.  General Provisions.

                  (a) No Agency. The parties hereto shall at all times be independent contractors and shall so represent themselves to all third parties. The parties hereto acknowledge and agree that this Agreement is intended to create and further a cooperative business alliance relationship, but neither party has granted to the other the right to bind it in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or legal representative of the other nor to legally constitute the parties as partners, agents or joint ventures of one another. Any purchase order or other document issued by either party which includes the other party's products shall be deemed to be issued only for administrative convenience and no term or condition thereof shall be binding on either party hereto.

                  (b) Assignment; Binding Nature. Neither party may assign this Agreement or any of its respective obligations hereunder to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment in contravention of this Agreement shall be null and void as to the alleged assignor and assignee. The provisions hereof shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

                  (c) Insurance. Each party shall maintain insurance and shall include, without limitation, comprehensive general liability, including contract liability, and products liability coverage, and statutory workers' compensation insurance each of limits of at least one million dollars ($1,000,000) and errors and omissions, including intellectual property infringement liability, with limits of at least five million dollars ($5,000,000).

                  (d) Survival. Sections 4(c)(iv) (Notification and Record Requirements), 4(c)(v) (Compliance with Law), 5 (Payment, Order and Shipment), 6 (Representations and Warranties), 7 (Limitation of Warranties and Liability), 8 (Indemnification), 9 (Confidentiality and Proprietary Rights), 10(d) (Effect of Termination), 10(e) (PostTermination Phase-Out), and 11 (General Provisions) shall survive termination of this Agreement.

                  (e) Headings. The section and subsection headings contained in this Agreement are for purposes of convenience and reference only, and shall not affect in any way the meaning or interpretation of this Agreement.



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                  (f)      Governing Law: Prevailing Party Recovery. This
                           Agreement shall be governed by the laws of the STATE OF DELAWARE, and any action taken by any party resulting from a dispute regarding the terms of this Agreement shall be heard exclusively in the local Federal or State courts in the venue of the STATE OF DELAWARE and the parties hereto consent to personal jurisdiction in such forum. If either party hereto is required to engage in litigation against the other party hereto, either as plaintiff or as defendant, in order to enforce or defend its rights under this Agreement, and such litigation results in a final judgment in favor of such party (the "Prevailing Party"), then the party against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect and incidental expenses incurred, including, but not limited to, all attorney's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

                  (g) Notices. All notices permitted or required under this Agreement shall be effective only if in writing, and shall be deemed to have been given (and received) when personally delivered, or on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express), with a return receipt requested or equivalent thereof administered by such regulated public carrier, or when sent via facsimile with confirmation of delivery to the facsimile numbers set forth below for the respective receipt, addressed to the President of the party for whom intended at the address set forth above:

                              If to e-MEDx:           E-MEDx, Inc.
                                                      7201 Wisconsin Avenue
                                                      Suite 620
                                                      Bethesda, Maryland 20814
                                                      Tel. No.: 301.654.8999
                                                      Fax No.: 301.654.8996
                                                      Attn: John Dwyer

                              If to XCare.net:        XCare.net, Inc.
                                                      6400 South Fiddlers
                                                        Green Circle
                                                      14th Floor
                                                      Englewood, CO 80111
                                                      Tel. No.: 303.488.2019
                                                      Fax No.: 303.488.9705
                                                      Attn: Lorine Sweeney

                  (h) Entire Agreement. This Agreement supersedes any prior agreements or understandings between the parties, whether express or implied or written or oral, including specifically that certain Letter of Understanding between the parties hereto dated December 23, 1999, and constitutes the entire understanding of the parties as to the matters set forth herein. Neither party shall be bound by any representations, warranties, promises, statements or information as to the matters which are the subject of this Agreement, unless such are specifically set forth herein.

                  (i) Amendment; Waiver. No attempted amendment, modification, termination, discharge or (collectively, "Amendment") of this Agreement shall be effective unless it is in writing and signed by both parties hereto. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.



CONFIDENTIAL                         9 of 9

                  (j) Force Majeure. Neither party shall be responsible for any failure to perform due to unforeseen circumstances or for causes beyond its control which prevents such party from performing under this Agreement, provided that such party provides notice to the other party describing the circumstances alleged to constitute force majeure. Such party shall be permitted to delay its performance only for as long as the circumstances constituting force majeure are present.

                  (k) Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by all applicable laws, ordinances, rules and regulations of the jurisdictions in which the parties do business. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

                  (l) Counterparts. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (m) Further Assurances. The parties hereto agree to execute and deliver such further instruments and do such further acts and things as may be reasonably necessary or required to carry out the intent and purposes of this Agreement.

         13. PUBLICITY: THE PARTIES SHALL WORK TOGETHER AS MUTUALLY AGREED UPON TO ISSUE A PUBLICITY AND GENERAL MARKETING COMMUNICATION CONCERNING THE EXECUTION OF THIS AGREEMENT. NEITHER PARTY SHALL ISSUE SUCH PUBLICITY AND GENERAL MARKETING COMMUNICATION WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY (NOT TO BE UNREASONABLY WITHHELD). NEITHER PARTY SHALL DISCLOSE THE TERMS OF THIS AGREEMENT TO ANY THIRD-PARTY OTHER THAN TO COUNSEL, AUDITORS AND FINANCIAL ADVISORS EXCEPT AS REQUIRED BY LAW.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.


                                        E-MEDX:


                                        e-MED, Inc.


                                        By: /s/ DAVID C. BJORK
                                            -------------------------------

                                        Name:   David C. Bjork
                                            -------------------------------

                                        Title:  Executive VP Sales & Mktg.


                                        XCARE.NET:


                                        XCare.net, Inc.


                                        By: /s/ THOMAS M. PIANTO
                                            -------------------------------

                                        Name:   Thomas M. Pianto
                                            -------------------------------

                                        Title:  Sr. VP of Sales & Bus. Div.



CONFIDENTIAL                         10 of 10

                         ATTACHMENT A - e-MEDx PRODUCTS

The following e-MEDx products are incorporated as a part of this agreement.

         1.   MEDADVICE(R) 2001   UTILIZATION/CARE MANAGEMENT/DISEASE MANAGEMENT
                                  SOFTWARE
         2.   e-PHA              PREDICTIVE HEALTH ASSESSMENT TOOLS
         3.   e-IDM              INTEGRATED CHRONIC DISEASE MANAGEMENT PROGRAMS

         possible additions:

         1.   e-CONSULT          PRE-CONSULTATION VISIT FORMS
         2.   e-PSS              PATIENT SATISFACTION SURVEYS

It is intended that certain products be private-labeled and sold by XCare.net as their own product. For other products the intent is to work in a co-marketing manner. The responsibilities of each party and financial arrangements for both types of relationships are described in Attachment F.

PRODUCT DESCRIPTIONS:

MEDADVICE(R) 2001

e-MEDx empowers the desktop of the Utilization Management and Case Management department(s) with a fully-functioning application suite -- MEDADVICE(R) 2001. This product supports Utilization and Case Management functions. Major system components include:

                  o        Referral Management

                  o        Pre-certification and Treatment Authorization
                           Management

                  o        Case Management

                  o        UM Decision-support

                  o        Web-based Authorization Management

                  o        Web-based Inquiries for Providers

e-PHA

e-PHA is a web-based healthcare application that enables care management organizations and/or employers to assess the health risk of their members/employees and to take appropriate corrective action.

Through the use of e-PHA patients provide information about themselves that allows the likelihood that they will need care during the next 12 months to be predicted with great accuracy. By analyzing and providing health improvement recommendations and techniques to each respondent, e-PHA helps improve the wellness of the population. In addition, the product identifies the fraction of the population with the greatest likelihood of needing care, and provides an effective way for a care management organization or a Call Center to pro-actively address those higher-risk individuals.

e-IDM

e-IDM is a web-based healthcare application that enables provider organizations to efficiently and effectively plan and implement the care of patients with chronic diseases.



CONFIDENTIAL                         11 of 11

Through the use of e-IDM, a provider can quickly identify the most appropriate care guidelines for a patient with a chronic disease. The provider can then use e-IDM to create a plan for the patient based on those guidelines. The plan contains alerts which will notify the provider both when clinical data suggests that a change to the plan might be required and when the time has come for some further action -- eg, an office visit, a phone call to the patient, a test. e-IDM allows providers to use explicit care plans to manage the care of their patients -- but in a way that not only does not increase the amount of time that needs to be spent attending to the patient, but actually decrease the time.



CONFIDENTIAL                         12 of 12

                       ATTACHMENT B -- XCARE.NET PRODUCTS

The following Xcare.net products are incorporated as a part of this agreement.

          1. eXtensible CARE             CLAIMS PROCESSING/MANAGED CARE SYSTEM
          2. EXPERTPRACTICE.COM          CREDENTIALING SOFTWARE
          3. INFOMINERS                  DECISION SUPPORT & AD HOC REPORTING

          possible additions:

          4. MULTI-PAYER ELIGIBILITY     ON-LINE ELIGIBILITY VERIFICATION
          5. MULTI-PAYER REFERRAL        ON-LINE REFERRAL SUBMISSION
          6. MULTI-PAYER CLAIMS          CLAIMS SCRUBBING, ROUTING, STORING AND
                                          CLEARINGHOUSE.

It is intended that certain products be private-labeled OR CO-BRANDED and sold by e-MEDx as their own product. For other products the intent is to work in a co-marketing manner. The responsibilities of each party and financial arrangements for both types of relationships are described in Attachment F.

PRODUCT DESCRIPTIONS:

eXtensible CARE

The eXtensible CARE MCIS provides a powerful back-office application for the processing of managed care transactions by health plan payers and at-risk provider organizations. The eXtensible CARE system fully supports each of the transaction extensions of the XCare.net eHealth products and services. Additionally, the eXtensible CARE system provides market space differentiation relative to competition through the inclusion of a managed care information system into the overall business model, allowing Xcare.net customers to immediately support transactions on the Internet.

In a single, integrated system, eXtensible CARE's enrollment, claims and capitation modules handle the full spectrum of managed care products, contracts and services. Major functionality includes subscriber/member enrollment, group contracting, billing, broker commissions, provider contracting, utilization management, claims, capitation and fund accounting, Medicaid and Medicare, reporting, letter generation and communications tracking. Core modules have been designed for seamless integration with a suite of best-of-breed partner applications to provide additional key functions in the areas of case management, imaging and workflow, physician credentialing and decision support.

EXPERTPRACTICE.COM

EXPERTPRACTICE.COM'S online physician credentialing solution is dedicated to delivering a full suite of credentialing applications to help providers reduce the hassle and expense of participation in payer networks and provider panels. Additionally, the online credentialing solution uses the accessibility and convenience of the Internet to deliver proven tools that help health care professionals and their administrative staff save time and money, increase administrative efficiency, fuel practice growth and enhance professional health care office operations.

The use of the Internet to deliver the solution benefits customers as they are never burdened by old, obsolete software. EXPERTPRACTICE.COM'S approach of offering an online credentialing solution delivers a positive ROI and increases productivity, efficiency and growth within health care practices.



CONFIDENTIAL                         13 of 13

Features and Benefits:

SNAPPNET --

SNAPPNET outputs custom forms and applications with the single push of a button. All customers do is create a one-time, in-depth profile that covers the spectrum of professional and practice data typically asked on credentialing applications and other related forms. The completed profile is stored in EXPERTPRACTICE.COM's secure database, which can be accessed and reviewed or updated at any time. When a new application or form is needed, the customer can choose the appropriate selection from an extensive library and SNAPPNET automatically inserts the appropriate information into the requested document.

Check the advantages SNAPPNET delivers:

      o     Allows customers to enter data once and use it unlimited times.

      o     Automatically fills out and prints applications and forms.

      o     Eliminates time-consuming processing of lengthy forms.

      o Custom pre-entered practice data to suit virtually any credentialing document.

      o     Easy access to data for updates and modifications.

      o     Security through password-protected entry.

CREDENTIALSAGENT --

CREDENTIALSAGENT puts customers in control of the credentialing process and takes away the hassle of completing and managing thousands of pieces of paper. CREDENTIALSAGENT combines a repository for the health care professional's credentialing documents (e.g., licenses, malpractice certificates, educational/CME information, etc.) with a provider-centric credentialing verification service. It also gives customers an agent who can be the coordinator and representative to health plan and hospital administrative staff, alleviating the time consuming process of responding to multiple requests for credentials.

All customers do is create a profile online and then send EXPERTPRACTICE.COM the usual credentialing source documents, that are verified in compliance with the national accreditation organizations. Customers have online access to the file at all times, so it's easy to stay updated on the verification process and to update the file just once when changes need to be made.

Once primary source verification is complete, all data is stored in EXPERTPRACTICE.COM's secure database and refreshed on a real-time basis. We interact with payers on the customers behalf, so they never again have to provide information in hardcopy form when they apply for HMO/PPO network participation or to join a hospital staff. Plus, they will be eligible to receive new patient referrals and additional revenue more quickly, as CREDENTIALSAGENT reduces the time it takes payers to complete the credentialing process from several months to a couple of weeks.

With CREDENTIALSAGENT, customers can:

      o Control the credentialing process for network participation and hospital privileges.

      o Have online access to files any time to see credentialing status, as well as view and change the list of organizations authorized to view their information.

      o Provide authorization to whichever organizations they choose, allowing them to view the information at their convenience.

      o Make a change to the file and have it immediately update all affiliated plans and hospitals.



CONFIDENTIAL                         14 of 14

      o Enjoy the convenience of a single storage and update site for all credentialing documents, secured by password protected entry.

      o Feel confident knowing that credentials receive in-depth verification conducted in accordance with standards set by NCQA, JCAHO and URAC.

Cut the time between application and new patient referrals from several months to a couple of weeks (and sometimes even days), thereby increasing practice revenue.

INFOMINERS

INFOMINERS is a data warehouse solution developed by experts with years of experience in the managed care industry. The software is written in the language and context of managed care resulting in data that is organized and presented in a way that addresses the industry's key challenges. INFOMINERS consolidates enterprise-wide information into one warehouse environment. As a result, users can access the same information to support the specific decisions of their functional area.

Additionally, with INFOMINERS, clients are free from the burden of analyzing operational systems, evaluating and selecting individual database and navigational tools, designing the database, and writing the numerous programs necessary to administer the database. Instead, INFOMINERS provides a ready-to-install package that is fully compatible with existing information systems and can be customized to support individual content and report requirements. The "best of breed" navigational tools incorporated into the solution are easy to use and totally intuitive. Information is retrieved, viewed and shared with the click of a mouse. In this user-friendly environment, even PC- novices can quickly become productive with little or no support from IT.



CONFIDENTIAL                         15 of 15

          ATTACHMENT C -- XCARE.NET TRAINING & CONSULTATION PLAN

XCare.net is obligated and has incentive to provide adequate training to the e-MEDx sales team. The training program will be designed to enable the e-MEDx sales team to be productive as quickly as possible after the start of this Agreement.

At a minimum, this program will include (for each product):

          1.   A PowerPoint Slide Presentation

          2.   Product Highlight Sheets

          3.   Pricing and Packaging

          4.   Availability to a Demonstration of the product

          5. Appropriate amount of discussion and training by a qualified instructor

XCare.net will participate in a two-day e-MEDx Sales Meeting that will be devoted to sales training and will be scheduled within the first two months of this agreement. Participation in future sales meetings will be scheduled on an as needed basis.


NOTE: All expenses for travel and expenses will be the responsibilities of the parties incurring the expenses (there will be no billing of expenses to the other parties).



CONFIDENTIAL                         16 of 16

          ATTACHMENT D -- E-MEDX TRAINING & CONSULTATION PLAN

e-MEDx is obligated and has incentive to provide adequate training to the XCare.net sales team. The training program will be designed to enable the XCare.net sales team to be productive as quickly as possible after the start of this Agreement.

At a minimum, this program will include (for each product):

          6.   A PowerPoint Slide Presentation

          7.   Product Highlight Sheets

          8.   Pricing and Packaging

          9.   Availability to a Demonstration of the product

          10. Appropriate amount of discussion and training by a qualified instructor

e-MEDx will participate in a two-day XCare.net Sales Meeting that will be devoted to sales training and will be scheduled within the first two months of this agreement. Participation in future sales meetings will be scheduled on an as needed basis.



NOTE: All expenses for travel and expenses will be the responsibilities of the parties incurring the expenses (there will be no billing of expenses to the other parties).




CONFIDENTIAL                         17 of 17

              ATTACHMENT E -- COMBINED PRODUCT PROJECT DESCRIPTION

Initially, the combined product will be the combination of XCare.net's eXtensible CARE (claims management) product with e-MEDx's MedAdvice(R) 2001 (utilization & case management) product. The coupling of these products is contemplated as follows:

      PHASE 1

      o     Provider File Interface (x.12)

      o     Member Eligibility Interface (x.12)

      o     Authorization Interface (x.12)

      PHASE 2

      o     Benefits Interface

      o     Auto Authorization Process (web-based auths)

      PHASE 3

      o     Infominers Decision Support and Reporting Tool Integration

      FUTURE

      o     ExpertPractice.com Integration



CONFIDENTIAL                         18 of 18

                      ATTACHMENT F -- FINANCIAL ARRANGEMENT
                      -------------------------------------


CO-MARKETING ARRANGEMENT

         DEFINITION: The organization that owns the software sells, installs, and supports their product. The co-marketing partner invites the product author/owner into a prospective opportunity to sell their product. All costs associated with the sale are the responsibility of the product author/owner.

         PRODUCTS: The following products are being categorized as co-marketed products:

                   XCARE.NET PRODUCTS:
                   eXtensible CARE

                   E-MEDX PRODUCTS:
                   MedAdvice(R) 2001

         FEES: Co-marketing fees for this relationship are set at * for both all co-marketed products. The author pays the co-marketer * of the (projected) first-year revenue in recognition of the introduction/lead. This payment is due upon receipt of * of the first year (projected) revenues.

PRODUCT RESELLING ARRANGEMENT

         DEFINITION: The selling organization to take full sales, installation, support and training responsibilities for all products, regardless of the organization that owns/authors the products.

         PRODUCTS: The following products are being categorized as co-marketed products:

               COMBINED PRODUCT: XCARE.NET WILL HOST THE SERVER AND PROVIDE ALL EQUIPMENT REQUIRED TO SUPPORT THE COMBINED PRODUCT. ADDITIONALLY, XCARE.NET WILL PROVIDE THE FIRST LEVEL OF SUPPORT, INSTRUCTION, AND OTHER SUPPORT TO NEW COMBINED PRODUCT END USERS REGARDING THE USE OF THE COMBINED PRODUCT IN ACCORDANCE WITH THE PLAN SET FORTH IN ATTACHMENTS C AND D ATTACHED HERETO.

               XCARE.NET PRODUCTS:

               ExpertPractice.com     Credentialing for Physicians (REVENUE
                                      SHARING BASED ON PROFIT MARGIN)
               Infominers             Decision Support Tools (REVENUE SHARING
                                      BASED ON PROFIT MARGIN)

               E-MEDX PRODUCTS:
               e-PHA                  Predictive Health Assessment Tool
               e-IDM                  Integrated CHRONIC Disease Management
                                      Programs

               FEES:                  Revenue splits will be as follows:

PRODUCT                                SALES ORG.        NON-SALES ORG.   SERVER HOST
-------                                ----------        --------------   -----------
ExpertPractice(1)                           *                   *              *
Infominers(1)                               *                   *              *

e-PHA(2)                                    *                   *              *
e-IDM                                       *                   *              *



* This confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL                         19 of 19

      1.   Must be hosted by XCare.net

      2.   Must be hosted by e-MEDx

      (When Server Hosting does not exist, the Sales Organization split is increased by * )



* This confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL                         20 of 20

COMPETITIVE SITUATIONS

It is expected that from time to time, e-MEDx and XCare.net will encounter situations in which they are, or could, compete for the same client's business. In these situations, the companies will adhere to the policy that the first organization into an account will be the organization that works to win the business -- the other organization will professionally exit the opportunity, and promote the remaining party to the client. When extenuating circumstances (like a special connection or other reason) may improve the chances of one organization to win an opportunity over the other, or when there is confusion/disagreement about who was in first, these situations will be escalated to the designated senior executives within each company, and a decision will be made at that level.

Those currently designated for this role are:

                         For e-MEDx:         David C. Bjork
                                             EVP, Sales & Marketing

                         For XCare.net:      Tom Pianko
                                             SVP, Sales & Business Development

PRICING

Retail pricing for products identified within this agreement is the responsibility of the owner/author of the software. Prices will be market-driven and published on a quarterly basis for the Reseller. Special pricing considerations that have not be contemplated in the published pricing (i.e. large volume deals) will be determined on a case-by-case basis by the designated senior executives within each company.

Those currently designated for this role are:


                         For e-MEDx:         David C. Bjork
                                             EVP, Sales & Marketing

                         For XCare.net:      Tom Pianko
                                             SVP, Sales & Business Development




CONFIDENTIAL                         21 of 21

                      ATTACHMENT F -- FINANCIAL ARRANGEMENT

CO-MARKETING ARRANGEMENT

         DEFINITION: The organization that owns the software sells, installs, and supports their product. The co-marketing partner invites the product author/owner into a prospective opportunity to sell their product. All costs associated with the sale are the responsibility of the product author/owner.

         PRODUCTS: The following products are being categorized as co-marketed products:

                   XCARE.NET PRODUCTS:
                   eXtensible CARE

                   E-MEDX PRODUCTS:
                   MedAdvice(R) 2001

         FEES: Co-marketing fees for this relationship are set at 10% for both all co-marketed products. The author pays the co-marketer 10% of the (projected) first-year license or transaction fees in recognition of the introduction/lead. This payment is due upon receipt of 50% of the first twelve months (projected) cash.

         At the conclusion of the twelve month period, an adjustment will be calculated by the product owner/author based on actual license fees generated by the client relationship. Once the actual fee is accounted for in a mutually agreed upon manner, a check or invoice will be sent to the comarketing partner within sixty days after the end of the twelve month period.

PRODUCT RESELLING ARRANGEMENT

         DEFINITION: The selling organization to take full sales, installation, support and training responsibilities for all products, regardless of the organization that owns/authors the products.

         PRODUCTS: The following products are being categorized as co-marketed products:

                  COMBINED PRODUCT: XCare.net will host the server and provide all equipment required to support the Combined Product. Additionally, XCare.net will provide the first level of support, instruction, and other support to new Combined Product End Users regarding the use of the Combined Product in accordance with the plan set forth in Attachments C and D attached hereto.

                  XCARE.NET PRODUCTS:
                  ExpertPractice.com         Credentialing for Physicians
                  Infominers                 Decision Support Tools

                  E-MEDX PRODUCTS:
                  e-PHA                      Predictive Health Assessment Tool
                  e-IDM                      Integrated Chronic Disease
                                             Management Programs



CONFIDENTIAL                         19 of 20

         FEES: Revenue splits will be based on the "net license fees" (net of any licensing costs to third parties) of the product over the term of the agreement. Installation fees, maintenance fees, or other resource-based fees are excluded from this agreement. Splits are calculated as follows:

PRODUCT                SALES ORG.         NON-SALES ORG.       SERVER HOST
-------                ----------         --------------       -----------
ExpertPractice.com(1)      *                    *                    *
Infominers(1)              *                    *                    *
e-PHA(2)                   *                    *                    *
e-IDM(2)                   *                    *                    *

         1. Must be hosted by XCare.net, and will be sold by e-MEDx

         2. Must be hosted by e-MEDx, and will be sold by Xcare.net

         (When Server Hosting does not exist, the Sales Organization split is increased by * )

COMPETITIVE SITUATIONS

It is expected that from time to time, e-MEDx and XCare.net will encounter situations in which they are, or could, compete for the same client's business. In these situations, the companies will adhere to the policy that the first organization into an account will be the organization that works to win the business--the other organization will professionally exit the opportunity, and promote the remaining party to the client. When extenuating circumstances (like a special connection or other reason) may improve the chances of one organization to win an opportunity over the other, or when there is confusion/disagreement about who was in first, these situations will be escalated to the designated senior executives within each company, and a decision will be made at that level.

Those currently designated for this role are:

          For e-MEDx:        David C. Bjork
                             EVP, Sales & Marketing


          For XCare.net:     Tom Pianko
                             SVP, Sales & Business Development

Retail pricing for products identified within this agreement is the responsibility of the owner/author of the software. Prices will be market-driven and published on a quarterly basis for the Reseller. Special pricing considerations that have not be contemplated in the published pricing (i.e. large volume deals) will be determined on a case-by-case basis by the designated senior executives within each company.

Those currently designated for this role are:

          For e-MEDx:        David C. Bjork
                             EVP, Sales & Marketing


          For XCare.net:     Tom Pianko
                             SVP, Sales & Business Development



* This confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24B-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL                         20 of 20